AGREEMENT AND PLAN OF MERGER

By and Among

USA INTERACTIVE,

FOREST MERGER CORP.

and

LENDINGTREE, INC.

Dated as of May 5, 2003

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EXHIBIT LIST

Exhibit A	Stockholders
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Charter Amendment
Exhibit E	Form of Surviving Corporation Certificate of Incorporation
Exhibit F	Company Affiliates
Exhibit G	Form of Company Affiliate Letter
Exhibit H	Share Issuance
Exhibit I	Required States

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INDEX OF DEFINED TERMS

Term	Page	Term	Page

2003 Q1 Form 8-K	15	Company Series A Junior
Acquisition Proposal	35	Participating Preferred Stock	11
Acquisition Transaction	35	Company Stock Plans	11
Agreement	1	Company Stockholder Approval	12
Allen	16	Company Warrants	12
Assumed Employees	41	Compensation Committee	20
Business Day	2	Confidentiality Agreement	35
CERCLA	24	DGCL	2
Certificate of Amendment	2	Effective Time	2
Certificate of Designations	2	Employment Agreements	1
Certificate of Merger	2	ERISA	19
Certificates	5	ESPP	8
Charter Amendment	2	Excess Parent Common Stock	6
Charter Amendment Approval	13	Exchange Act	15
Closing	2	Exchange Agent	5
Closing Date	2	Exchange Ratio	3
Code	1	GAAP	15
Common Merger Consideration	3	Governmental Entity	14
Company	1	HSR Act	14
Company Affiliate Transactions	25	Indemnified Parties	39
Company Audited Balance Sheets	15	Insurance Policies	24
Company Audited Financial		Intellectual Property	21
Statements	15	knowledge	17
Company Benefit Plan	18	Leased Real Property	24
Company Board Approval	13	Leases	24
Company Charter	10	Liens	12
Company Common Stock	3	Material Adverse Effect	10
Company Contract	23	Merger	1
Company Disclosure Schedule	10	Merger Consideration	4
Company ERISA Affiliate	19	Merger Sub	1
Company Intellectual Property	22	Merger Sub Common Stock	4
Company Licensed Intellectual		Merrill	16
Property	22	Multiemployer Plan	19
Company March Financials	15	Multiple Employer Plan	19
Company Option	8	Parent	1
Company Owned Intellectual		Parent Audited Balance Sheets	28
Property	22	Parent Audited Financial Statements	28
Company Permits	21	Parent B Common Stock	26
Company Preferred Stock	2	Parent Common Stock	3
Company Regulatory Agreement	17	Parent Disclosure Schedule	25
Company Reports	15	Parent March Financials	28
Company Securities	5	Parent Option	8

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Parent Preferred Stock	26	Stock Plans	8
Parent Proxy Statement	26	Stockholder Meeting	37
Parent Registration Statement	29	Stockholder Proposals	37
Parent Reports	28	Subsidiary	10
Parent Significant Subsidiaries	26	Superior Proposal	36
Parent Warrant	9	Surviving Corporation	2
Parties	1	Surviving Corporation Common
Potential Acquirer	35	Stock	4
Preferred Merger Consideration	4	Surviving Corporation Series A
Proxy Statement/Prospectus	34	Preferred Stock	4
Qualifying Proposal	36	Tax	18
Required States	43	Tax Return	18
Requisite Regulatory Approval	43	Taxes	18
Right	11	Termination Date	46
Rights Agreement	11	Third Party Intellectual Property	22
SEC	14	Voting Agreements	1
Securities Act	15

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     AGREEMENT AND PLAN OF MERGER, dated as of May 5, 2003 (this “Agreement”), by and among USA Interactive, a Delaware corporation (“Parent”), Forest Merger Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and LendingTree, Inc., a Delaware corporation (the “Company”) (collectively, the “Parties”).

     WHEREAS, the respective Boards of Directors of each of the Parties have, by unanimous vote, approved and declared advisable this Agreement, pursuant to which Merger Sub shall merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, upon the terms and subject to the conditions, and with the effects, set forth in this Agreement;

     WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, certain stockholders of the Company listed on Exhibit A are entering into agreements in the form attached hereto as Exhibit B (the “Voting Agreements”) with Parent, pursuant to which they have agreed, among other things, to vote in favor of approval of this Agreement and the Charter Amendment;

     WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, certain members of management of the Company are entering into new employment agreements with Merger Sub in the forms attached hereto as Exhibit C (the “Employment Agreements”);

     WHEREAS, certain members of management of the Company are simultaneously herewith entering into a Restricted Share Grant and Shareholders’ Agreement (the “Restricted Share Grant and Shareholders’ Agreement”) with Parent and Merger Sub in the form attached as an exhibit to the Employment Agreements;

     WHEREAS, it is contemplated that on the day immediately following the date on which the Merger becomes effective, the Company shall for good consideration issue certain shares of capital stock to specified members of senior management of the Company who continue to be such immediately prior to the Effective Time;

     WHEREAS, the Parties intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and other transactions contemplated hereby and also to prescribe certain conditions to the Merger and other transactions contemplated hereby.

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

     Section 1.1 The Charter Amendment and the Merger. Upon the terms and subject to the conditions set forth herein, immediately following the Company’s having obtained the Charter Amendment Approval at the Stockholder Meeting, and in any event prior to the taking of the vote at the Stockholder Meeting in respect of the Company Stockholder Approval, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Designations, Rights and Preferences (the “Certificate of Designations”) of the Series A 8% Convertible Preferred Stock, par value $0.01 per share, of the Company (“Company Preferred Stock”) effecting the amendment to the Certificate of Designations set forth on Exhibit D hereto (such amendment, the “Charter Amendment”) (which Certificate of Amendment shall provide for the effectiveness of the Charter Amendment upon the filing of such Certificate of Amendment). Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”). Following the Effective Time, the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”), shall be a direct, wholly owned Subsidiary of Parent and shall succeed to all of the rights and obligations of Merger Sub, and the separate corporate existence of Merger Sub shall cease, all as specified in Section 259 of the DGCL.

     Section 1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m., Eastern time, on the third Business Day immediately following the date on which the last of the conditions set forth in Article VIII hereof is satisfied or waived (other than conditions that by their nature cannot be satisfied until the Closing Date, but subject to satisfaction or waiver of such conditions), or at such other time and date and place as Parent and the Company shall mutually agree (the “Closing Date”). The term “Effective Time” shall mean the time and date of the filing by the Company of a properly executed certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as agreed to by the Parties and set forth in the Certificate of Merger. The term “Business Day” shall mean any day, other than a Saturday, Sunday or a day on which the commercial banks in the state of New York are authorized or required by law to remain closed.

     Section 1.3 Tax Consequence. It is intended that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Parties hereto agree to treat the Merger consistently with this intention for all purposes at all times prior to and following the Closing, unless required to do otherwise by law.

ARTICLE II

DIRECTORS, OFFICERS AND CHARTER DOCUMENTS

     Section 2.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, which individuals shall serve as directors of the Surviving Corporation until the earlier of their resignation or removal or their otherwise ceasing to be directors or until their respective successors are duly appointed or elected in accordance with applicable law.

     Section 2.2 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall serve until their resignation or removal or their otherwise ceasing to be officers or until their respective successors are duly appointed or elected in accordance with applicable law.

     Section 2.3 Certificate of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of the Company shall be amended so as to read in its entirety in the form set forth as Exhibit E hereto, and, as so amended, until thereafter and further amended as provided therein and under the DGCL, it shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Merger Sub in effect immediately before the Effective Time shall become the Bylaws of the Surviving Corporation until altered, amended or repealed as provided under the DGCL or in the Certificate of Incorporation or Bylaws of the Surviving Corporation.

ARTICLE III

TREATMENT OF SECURITIES

     Section 3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

     (a)  Cancellation of Certain Company Securities. Each share, if any, of Company Common Stock and Company Preferred Stock that is held in the treasury of the Company and all shares of Company Common Stock and Company Preferred Stock, if any, that are owned by Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (b)  Conversion of Company Securities. By virtue of the Merger and without any action on the part of any holder thereof:

(i)	Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares cancelled pursuant to Section 3.1(a) of this Agreement, shall cease to be outstanding and shall cease to exist and shall be converted automatically, subject to Sections 3.1(d) and 3.2(d), into the right to receive 0.6199 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”) (such fraction of a share of Parent Common Stock, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 3.2(d), collectively are referred to as the “Common Merger Consideration”).

(ii)	Each share of Company Preferred Stock outstanding immediately prior to the Effective Time, other than shares cancelled pursuant to Section 3.1(a) and shares as to which appraisal rights have been exercised pursuant to Section 3.1(e), shall cease to be outstanding and shall be retired and cease to exist and be converted automatically, subject to Section 3.2(d), into the right to receive that Common Merger Consideration into which each such share of Company Preferred Stock would have been converted pursuant to Section 3.1(b)(i) had such share of Company Preferred Stock been converted (as contemplated by Section 6(d) of the Certificate of Designations) into shares of Company Common Stock immediately before the Effective Time (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”).

(iii)	At the Effective Time, each Certificate theretofore representing shares of Company Common Stock or shares of Company Preferred Stock (except as provided in Section 3.1(e) with respect to shares of Company Preferred Stock as to which appraisal rights have been exercised), as the case may be, shall, without any action on the part of the Company, Parent or the holder thereof, represent, and shall be deemed to represent from and after the Effective Time, the right to receive the number of shares of Parent Common Stock (and cash in lieu of any fractional share) as determined in accordance with Sections 3.1(b)(i) and 3.1(b)(ii) above and shall cease to represent any rights in any shares of capital stock of the Company or Surviving Corporation.

     (c)  Conversion of Merger Sub Stock. By virtue of the Merger and without any action on the part of any holder thereof, all of the shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) that are issued and outstanding immediately prior to the Effective Time shall in the aggregate be converted automatically into (i) a number of shares of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”) equal to the excess of 1,000 over the aggregate number of shares of Surviving Corporation Common Stock issuable, as of the Effective Time, pursuant to Section 7.13 of this Agreement, and (ii) such number of shares of Series A preferred stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Series A Preferred Stock”) (or fractions thereof) having a Liquidation Preference equal to $734,500,000.

     (d)  Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock, Company Common Stock or Company Preferred Stock shall be changed into a different number of shares by reason of any stock split, combination of shares, or any dividend payable in stock shall be declared thereon with a record date within such period, the Exchange Ratio shall be appropriately adjusted to provide the holders of Company Common Stock and Company Preferred Stock the same economic effect contemplated by this Agreement prior to such event.

     (e)  Appraisal Rights. Notwithstanding Section 3.1(b)(ii), shares of Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger Agreement or consented thereto in writing and who has demanded appraisal for such shares of Company Preferred Stock in accordance with the DGCL shall not be converted into the Preferred Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Company Preferred Stock shall be treated as if they had been converted as of the Effective Time into the Preferred Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Preferred Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Payments to holders of Company Preferred Stock under this Section 3.1(e) shall be made by the Company out of its own funds, no funds shall be supplied for that purpose, directly or indirectly, by Parent, nor shall Parent directly or indirectly reimburse the Company for any such payments to holders of Company Preferred Stock.

     Section 3.2 Exchange of Certificates.

     (a)  Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent that is reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, certificates representing the shares of Parent Common Stock issuable in the Merger pursuant to Section 3.1(b).

     (b)  Exchange and Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (collectively, the “Certificates”) that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock or Company Preferred Stock (collectively, “Company Securities”) whose shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 3.1(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon actual delivery of the certificates to the Exchange Agent (and which shall be in such form as is reasonably satisfactory to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) and any cash in lieu of fractional shares of Parent Common Stock. Following the Merger, the former holders of Company Securities shall be entitled to receive in exchange therefor (i) a book-entry statement reflecting ownership of (or, if requested, a certificate representing) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Common Stock and Company Preferred Stock then held by such holder) into which the shares of Company Common Stock or Company Preferred Stock previously represented by such Certificates are converted in accordance with Section 3.1(b), and (ii) cash in lieu of fractional shares of Parent Common Stock which such holder has the right to receive pursuant to Section 3.2(d). In the event that the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate (other than a certificate representing shares of Company Common Stock or Company Preferred Stock to be cancelled in accordance with Section 3.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration contemplated by this Section 3.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article III.

     (c)  Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Stock represented thereby and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d)  No Fractional Securities. In lieu of any fractional securities, each holder of Company Securities who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article III will be paid an amount in cash (without interest) equal to such holder’s respective proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this Article III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to former holders of Company Securities (such excess being collectively called the “Excess Parent Common Stock”). The Exchange Agent, as agent for the former holders of Company Securities, shall sell the Excess Parent Common Stock at the prevailing prices on Nasdaq (or on the principal exchange on which the Parent Common Stock is then traded or quoted). The sales of the Excess Parent Common Stock by the Exchange Agent shall be executed on Nasdaq (or such other exchange) through one or more member firms of Nasdaq (or such other exchange) and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sales of Excess Parent Common Stock. Until the net proceeds of such sales have been distributed to the former holders of Company Securities that were converted into the right to receive Parent Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Securities in lieu of any fractional interests in shares of Parent

Common Stock, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

     (e)  Closing of Transfer Books. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates (or a book-entry position) representing the appropriate number of shares of Parent Common Stock as provided in Section 3.1 and in this Section 3.2.

     (f)  Termination of Exchange Agent. Any certificates representing shares of Parent Common Stock deposited with the Exchange Agent pursuant to Section 3.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 3.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds or securities held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of two years from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds or securities to which such holder may be due, subject to applicable law.

     (g)  Escheat. To the fullest extent permitted by applicable law, neither Parent nor the Company shall be liable to any person for any funds or securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h)  Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     (i)  Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates which, prior to the Effective Time, represented shares of Company Common Stock or Company Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock, as the case may be, in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

     (j)  No Further Ownership Rights in Company Common Stock and Company Preferred Stock. All shares of Parent Common Stock shares paid upon the conversion of shares of Company Common Stock and Company Preferred Stock in accordance with the terms of Articles I, II and III (including any cash paid pursuant to Section 3.2(d)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock.

     Section 3.3 Company Options; Employee Stock Purchase Plan. (a) Each option to purchase shares of Company Common Stock (a “Company Option”) granted under the employee and director stock plans of the Company, but excluding the ESPP (the “Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a “Parent Option”) on the same terms and conditions (including vesting) as were applicable under such Company Option. The number of shares of Parent Common Stock subject to each such Parent Option shall be the number of shares of Company Common Stock subject to each such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that, in the case of any Company Option to which Section 421 of the Code applies immediately prior to the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

     (b)  The Company shall take any actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that (i) participation in the ESPP shall be limited to those employees who were participants on the date hereof, (ii) such participants may not increase their payroll deduction election or purchase elections from those in effect on the date hereof, (iii) if the Effective Date is prior to June 30, 2003, the ESPP shall terminate upon the Effective Date and all balances in ESPP participant accounts shall be delivered to participants as soon as practicable thereafter in accordance with the terms of the ESPP and (iv) if the Effective Date is on or after June 30, 2003, (A) purchases shall be made under the ESPP with respect to the ESPP purchase periods ending on June 30, 2003, provided, however, that if the date on which the Effective Time occurs is scheduled to be June 30, 2003, such purchase period(s) shall end on June 27, 2003, (B) any ESPP purchase periods scheduled to commence on July 1, 2003 shall be suspended pending consummation of the Merger, during which time no payroll deductions shall be made under the ESPP and (C) the ESPP shall terminate upon the date on which the Effective Time occurs.

     (c)  Prior to the Effective Time, the Company shall take all necessary action for the adjustment of the Company Options under this Section 3.3. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options as a result of the actions contemplated by this Section 3.3. As soon as practicable following the Effective Time (and in any event not later than one Business Day following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Options and, if applicable, with respect to the Company’s 401(k) Retirement Savings Plan, and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding or, if applicable, for so long as plan participation interests in the Company’s 401(k) Retirement Savings Plan are required to be registered.

     Section 3.4 Company Warrants. (a) Subject to paragraph (b) of this Section 3.4, each Company Warrant that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall, at the Effective Time, be assumed by Parent and without further action on the part of the Company or the holder thereof be converted into a warrant to purchase shares of Parent Common Stock (a “Parent Warrant”), on the same terms and conditions as were applicable under the applicable warrant agreement in effect at the Effective Time, except that: (i) each Parent Warrant shall be exercisable for a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock and (ii) the exercise price per share of Parent Common Stock subject to such Parent Warrant shall be equal to the per share exercise price specified in such Company Warrant divided by the Exchange Ratio (rounded to the nearest cent).

     (b)  Notwithstanding paragraph (a) of this Section 3.4, with respect to any Company Warrant (i) that, in connection with a Reorganization (as defined in such Company Warrant), permits the Company at its election to make payment of a cash sum in exchange for such Company Warrant in lieu of exchanging such Company Warrant for consideration based on the consideration to be received by holders of Company Common Stock in such consolidation or merger and (ii) as to which Parent has given the Company written notice not less than five (5) Business Days prior to the Effective Time of Parent’s desire for the Company to effect such exchange for cash, then the Company shall exchange, or shall cause to be exchanged, such Company Warrant for such cash amount as is specified in such Company Warrant to be exchanged therefor and the Company shall otherwise comply with all of the provisions of such Company Warrant relating to such exchange.

     (c)  The Company shall give all such notices as may be required by the terms of the Company Warrants in respect of the matters contemplated by Section 3.4(a) and Section 3.4(b) at the times and in the manner required by such Company Warrants.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the relevant section of the Company disclosure schedule delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (it being understood that the listing or setting forth of an item in one section of the Company Disclosure Schedule shall be deemed to be a listing or setting forth in another section or sections of the Company Disclosure Schedule to the extent that the relevance of the information set forth in one section of the Company Disclosure Schedule is readily apparent to be applicable to such other section or sections), as an inducement to Parent and Merger Sub entering into this Agreement and completing the transactions contemplated hereby, the Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 4.1 Corporate Organization. (a) The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any change or effect relating to or arising from the execution, announcement, or consummation of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees. As used in this Agreement, the word “Subsidiary” when used with respect to any entity, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such entity for financial reporting purposes. The Company has previously made available to Parent true and complete copies of (i) the Certificate of Incorporation of the Company (the “Company Charter”)and the Bylaws of the Company, each as in effect as of the date of this Agreement, and (ii) the minutes of the meetings of the Board of Directors and any Committee thereof in respect of meetings of the Board of Directors and such Committees held since January 31, 2001 through the date hereof, other than meetings of the Board of Directors for which minutes have not heretofore been prepared (the proceedings of which have been described in all material respects to counsel for Parent) or the subject of which was this Agreement and the transactions contemplated hereby.

     (b)  Each Company Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such status is recognized, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     Section 4.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which, as of April 30, 2003, 22,910,267 shares were issued and outstanding, and 230,866 such shares were held in the Company’s treasury; (ii) 10,000,000 shares of preferred stock, of which (A) 6,885,715 shares are designated as Company Preferred Stock, of which, as of April 30, 2003, 5,996,677 shares were issued and outstanding and no such shares were held in the Company’s treasury, and each of which, as of the date hereof, is convertible into 1.092259732 shares of Company Common Stock and (B) 1,000,000 are designated as Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Company Series A Junior Participating Preferred Stock”), of which no shares are issued and outstanding, and no such shares are held in the Company’s treasury. As of April 30, 2003, no shares of Company Common Stock, Company Preferred Stock or Company Series A Junior Participating Preferred Stock were reserved for issuance, except for (i) 1,000,000 shares of Company Series A Junior Participating Preferred Stock, such number of shares being sufficient to permit the exercise in full of all outstanding rights (a “Right”) to purchase Company Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement entered into between the Company and First Union National Bank, dated as of February 22, 2000, and subsequently amended as of September 28, 2000 (the “Rights Agreement”); (ii) 10,314,532 shares of Company Common Stock, such number of shares being sufficient to provide for the full conversion of all outstanding shares of Company Preferred Stock into Company Common Stock; (iii) 6,136,558 shares of Company Common Stock reserved for issuance pursuant to the exercise of currently outstanding options and stock purchase rights under the Amended and Restated 2001 Stock Incentive Plan of the Company, the Amended and Restated 1999 Stock Incentive Plan of the Company, the 1998 Stock Option Plan of the Company, the 1997 Stock Option Plan of CreditSource USA, Inc., formerly known as Lewisburg Ventures, Inc., the Company Amended and Restated Employee Stock Purchase Plan, the Company Management Incentive Plan, the Company Deferred Compensation Plan for Employees and the Company Non-Employee Directors Compensation Plan (collectively, the “Company Stock Plans”); and (iv) 181,857 shares of Company Common Stock reserved for issuance pursuant to Company Warrants. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for (i) the provisions of the Company Preferred Stock, (ii) the Rights, (iii) the Company Stock Plans and (iv) the Company Warrants, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, preemptive rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Securities or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Securities. Since April 30, 2003, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to (i) the exercise of employee stock options or Company Warrants or (ii) the conversion of shares of Company Preferred Stock, in each case granted or issued prior to April 30, 2003, and other than issuances of Company Common Stock pursuant to the terms of the ESPP. The Company has previously provided Parent with a list of the Company option holders as of the date hereof, the date each option to purchase Company Common Stock was granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable Company Stock Plan. Section 4.2(a) of the Company Disclosure Schedule sets forth a list of each warrant to purchase Company Securities as of the date hereof (the “Company Warrants”), the holder of each such Company Warrant, the date each such Company Warrant was granted, the number of shares subject to each such Company Warrant, the expiration date of each such Company Warrant and the exercise price per share under each such Company Warrant. The Company has previously provided to Parent a true and complete copy of each instrument (including any amendments thereto) evidencing a Company Warrant.

     (b)  Section 4.2(b) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, the name and state of incorporation of such Subsidiary, and the number and type(s) of its outstanding shares of capital stock or other equity interests. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company’s Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the Company’s Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any material equity interest in any firm, corporation, partnership or other entity, whether incorporated or unincorporated, or has any obligation or has made any commitment to acquire any such interest or to make any investment. No Company Subsidiary owns any capital stock of the Company.

     Section 4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval and the Charter Amendment Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Charter Amendment and thereafter the Merger, have been duly and validly authorized (including such authorization as may be required so that no state interested director statute, including, without limitation, Section 144 of the DGCL, is or becomes operative with Parent, its Affiliates or transferees, this Agreement or the transactions contemplated hereby) and this Agreement and the Charter Amendment have been duly and validly adopted by the Company’s Board of Directors. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) the filing of the Certificate of Amendment pursuant to the DGCL with the Secretary of State of the State of Delaware, (iii) the approval of this Agreement by the affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock and Company Preferred Stock, voting together as a single class (with each share of Company Common Stock entitled to one vote and each share of Company Preferred Stock entitled to the number of votes provided for in the Certificate of Designations) (the “Company Stockholder Approval”) and (iv) the approval of the

Charter Amendment by the holders of not less than 68.5% of the outstanding shares of Company Preferred Stock and by a majority of the votes entitled to be cast by the Company Common Stock and Company Preferred Stock voting together as a single class (the “Charter Amendment Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Company’s Board of Directors, by unanimous vote thereof, after having considered and taken into account the terms of the Employment Agreements and the restricted Surviving Corporation Common Stock to be sold to certain members of Company management pursuant to Section 7.13 , (i) has adopted this Agreement and the transactions contemplated hereby, adopted a resolution setting forth the Charter Amendment and declared this Agreement and the Charter Amendment advisable (the “Company Board Approval”), (ii) has directed that this Agreement and the Merger be submitted to the stockholders of the Company for approval at the Stockholder Meeting and the Charter Amendment be submitted to the holders of Company Preferred Stock and Company Common Stock for approval at the Stockholder Meeting and (iii) subject to Section 7.4, recommends that (A) stockholders of the Company approve this Agreement and the transactions contemplated hereby and (B) the holders of the Company Preferred Stock and Company Common Stock approve the Charter Amendment. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b)  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, including the Merger and the Charter Amendment, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Bylaws of the Company, or violate or conflict with any agreement or instrument pursuant to which any shares of capital stock of the Company, or securities exercisable for or convertible into shares of capital stock of the Company, have been issued, or (ii) subject to the making of the filings and obtaining the approvals referred to in Section 4.5 and the effectiveness of such filings and/or receipt of the consents and approvals in connection therewith, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or require any increased payment under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, Liens or payments which, individually or in the aggregate, will not have a Material Adverse Effect on the Company.

     (c)  Without limiting any of the forgoing, (i) this Agreement, the Merger and the other transactions contemplated hereby have been approved by a majority of the Continuing Directors (as that term is used in Articles VIII(b)(1) and VIII(c)(8) of the Company Charter), and (ii) the provisions of Article VIII(a) of the Company Charter are not applicable to this Agreement, the Merger or any other transactions contemplated hereby.

     Section 4.4 Amendment to Rights Agreement. (a) The Board of Directors of the Company has taken all necessary action to amend the Rights Agreement so that (i) the execution or delivery of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and thereby will not cause (A) the Rights to become exercisable under the Rights Agreement; (B) Parent or Merger Sub or any of their affiliates to be deemed an Acquiring Person (as that term is used in the Rights Agreement); or (C) the occurrence of the Distribution Date or the Stock Acquisition Date (as these terms are used in the Rights Agreement) and (ii) immediately prior to the Effective Time, the Rights shall expire and no longer be outstanding.

     (b)  The Distribution Date (as that term is used in the Rights Agreement) has not occurred.

     Section 4.5 Consents and Approvals. Except for (a) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) the Proxy Statement/Prospectus and (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (d) the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, (e) the filings with any court, administrative agency or commission or other governmental, regulatory or self-regulatory authority or instrumentality (each a “Governmental Entity”) as required under applicable law in each case as set forth in Section 4.5 of the Company Disclosure Schedule, (f) the Company Stockholder Approval and the Charter Amendment Approval, (g) such filings as may be required under the rules and regulations of Nasdaq, (h) such filings, consents, or approvals as may be necessary with respect to any Company Permit or any other permit or license held by the Company or its Subsidiaries in respect of the Company’s real estate brokerage, real estate exchange, loan brokerage, mortgage brokerage, call center, or other financing or brokerage business and (i) such other filings, the failure of which to make would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any Governmental Entity or third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the transactions contemplated hereby. As of the date hereof, to the Company’s knowledge, there is no reason, relating to the Company and its Subsidiaries, the operation of their businesses or the terms of this Agreement, why the receipt of any such consents or approvals will not be obtained in a customary time frame once complete and appropriate filings have been made by the Company and Parent.

     Section 4.6 SEC Reports; Financial Statements. (a) The Company has made available to Parent an accurate and complete copy of each (i) report, schedule, final registration statement, prospectus and definitive proxy statement filed by the Company with the SEC on or after January 1, 2001 and prior to the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Company Reports”), which are all the forms, reports and documents required to be filed by the Company with the SEC since such date, provided that, if the Company amends any of the Company Reports, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter; and (ii) communication mailed by the Company to its stockholders since January 1, 2001 and prior to the date hereof. As of their respective dates, the Company Reports and communications (A) complied in all material respects with requirements of the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder applicable thereto, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date.

     (b)  The Company has previously made available to Parent copies of (i) the consolidated balance sheets (the “Company Audited Balance Sheets”) of the Company and its Subsidiaries as of December 31, 2001 and December 31, 2002, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the fiscal years ended December 31, 2001 and December 31, 2002, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act (such financial statements included in such Annual Report, together with the Company Audited Balance Sheets, the “Company Audited Financial Statements”), in each case, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to the Company; and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2003 and the related consolidated statements of operations and cash flows for the quarter ended March 31, 2003 (the “Company March Financials”) contained in the Company’s Current Report on Form 8-K furnished to the SEC on April 23, 2003 (the “2003 Q1 Form 8-K”). The Company Audited Financial Statements and the Company March Financials (including in each case the related notes, where applicable) (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations, cash flows and, in the case of the Company Audited Financial Statements, changes in shareholders’ equity (deficit), of the Company and its Subsidiaries for the periods indicated (subject, in the case of the unaudited financial statements, to normal audit adjustments which are not expected, individually or in the aggregate, to be material); (ii) have been prepared consistent with the books and records of the Company and its Subsidiaries and consistent with the Company’s accounting policies and procedures; (iii) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iv) have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto; and (v) in the case of the Company March Financials, do not differ in any material respect from the corresponding financial statements to be contained in the Company’s Quarterly Report on Form 10-Q to be filed by the Company with the SEC in respect of the quarterly period ended March

31, 2003. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

     (c)  The guidance contained in the 2003 Q1 Form 8-K with respect to 2003 revenues, EPS and net income available to common shareholders of the Company has been prepared and issued in good faith by the Company and management of the Company.

     Section 4.7 Broker’s Fees. Other than Merrill Lynch & Co., Inc. (“Merrill”) and Allen & Company LLC (“Allen”), neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees payable on behalf of the Company in connection with the Merger or the other transactions contemplated by this Agreement. A true and complete copy of each engagement letter pursuant to which any such fee or commission is payable has been previously delivered to Parent.

     Section 4.8 Absence of Certain Changes or Events. (a) Since December 31, 2002, no event or events have occurred which have had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b)  Since December 31, 2002 through the date hereof, other than the execution and delivery of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

     (c)  Neither the Company nor any of its Subsidiaries has, since December 31, 2002 through the date hereof, (i) except in the ordinary course of business or as required by applicable law or an agreement which has been disclosed prior to the date hereof in the Company Reports and a copy provided by the Company to Parent (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2002, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses or commissions (other than customary bonuses for fiscal year 2002 and customary commissions for the fiscal years 2002 and 2003) or (ii) suffered any material strike, work stoppage, slowdown, or other labor disturbance.

     (d)  Since December 31, 2002 through the date hereof, the Company has not granted any stock options with respect to Company Common Stock or Company Preferred Stock to any director, officer, employee, or independent contractor of the Company or any of its Subsidiaries at an exercise price per share below the fair market value per share of the Company Common Stock or Company Preferred Stock, as the case may be, on the date the Company took all necessary corporate action to effectuate such grant.

     (e)  Since December 31, 2002 through the date hereof, neither the Company nor any of its Subsidiaries has taken any action described in Section 6.2(d), (g), (h) or (n) that if taken after the date hereof and prior to the Effective Time would violate such provision.

     Section 4.9 Legal Proceedings. (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge,

threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any nature against the Company or any of its Subsidiaries other than such proceedings, claims, actions or investigations which would not, individually or in the aggregate, reasonably be expected to result in any material fines, judgments or amounts paid in settlement or, if adversely determined against the Company or its Subsidiaries, to restrict in any material respect the conduct of the business of the Company and its Subsidiaries or (ii) as of the date hereof, challenging the validity or propriety of the transactions contemplated by this Agreement. For purposes of this Agreement, the “knowledge” of any person that is not an individual means, with respect to any matter, in question, the actual knowledge of such person’s executive officers and other officers having primary responsibility for such matter in each case, based upon reasonable inquiry consistent with such person’s title and responsibilities.

     (b)  Neither the Company nor any of its Subsidiaries (i) is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive (other than any order or directive of general applicability to the industries in which the Company operates as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002) applicable to the Company or any of its Subsidiaries by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that in any such case restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its policies, its management or its business (each, a “Company Regulatory Agreement”), or (ii) has, since December 31, 1998, been advised by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement.

     Section 4.10 Taxes and Tax Returns. (a) Except for those matters that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it and has duly paid or made adequate provision for the payment of all Taxes and other governmental charges which have been incurred (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls), and (ii) all such Tax Returns are accurate and complete in all respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. There are no disputes pending related to, or claims asserted for, Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have adequate reserves. Proper and accurate amounts have been withheld by the Company and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws. There are no liens for Taxes upon any property or assets of the Company or its Subsidiaries except liens for current Taxes not yet due. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company or any of its Subsidiaries for any period. Neither the Company nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which the Company is the common parent) or has any liability for the Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law).

     (b)  Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any similar provision of state, local or foreign law).

     (c)  As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and the term “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes.

     Section 4.11 Certain Other Tax Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance, in each case that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 4.12 Employees. (a) Set forth on Section 4.12(a) of the Company Disclosure Schedule is a true and complete list of each Company Benefit Plan but excluding government-sponsored programs. For purposes of this Agreement, “Company Benefit Plan” means any employee benefit plan, program, policy, practices, agreement or other arrangement providing benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practices, agreement or other arrangement, but excluding any government-sponsored programs (e.g., social security or national health coverage).

     (b)  The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans and (i) the actuarial report for such Company Benefit Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan, (iii) the summary plan description for such Company Benefit Plan (if any), and (iv) the Form 5500 for such Company Benefit Plan (if applicable) for each of the last two years. Except as specifically provided in the foregoing documents made available to Parent or as required by this Agreement, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

     (c)  (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each Company Benefit Plan has been administered in all material respects in accordance with its terms, (iii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (except for such Company Benefit Plans that (A) have not yet received a determination letter but for which the remedial amendment period for submitting a determination letter has not yet expired or (B) are maintained under a prototype plan (or similar form or pattern plan) for which the Internal Revenue Service has issued a favorable opinion letter (or similar approval letter) that, in the Company’s reasonable judgment, adequately addresses such plan’s qualified status), and there are no existing circumstances nor any events that have occurred that would be reasonably expected to affect adversely the qualified status of any such Company Benefit Plan, (iv) no Company Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 302 of ERISA or Section 412 or 4971 of the Code, (v) no Company Benefit Plan provides benefits coverage, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Company or its Subsidiaries beyond the last day of the month in which their retirement or other termination of service occurred, other than coverage mandated by applicable law and other than any post-termination exercise periods for stock options, (vi) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any trade or business, whether or not incorporated (a “Company ERISA Affiliate”), which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any Company ERISA Affiliate of incurring a material liability thereunder, (vii) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (a “Multiple Employer Plan”), within the meaning of Section 4063 of ERISA and none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, (viii) except as set forth on Section 4.2(c) of the Company Disclosure Schedule, all contributions or other amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company’s financial statements, (ix) none of the Company, its Subsidiaries or, to the Company’s knowledge, any other person, including any fiduciary, has engaged in a transaction in connection with which the Company, its Subsidiaries or any Company Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the best knowledge of the Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto and (xi) each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

     (d)  Section 4.12(d) of the Company Disclosure Schedule sets forth (i) an accurate and complete description of each provision of any Company Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, and (ii) to the Company’s knowledge a good faith estimate of the maximum amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable by the Company and its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (e)  Except to the extent required by any Company Benefit Plan or by operation of the provisions of any individual employment or change in control agreement previously disclosed to Parent and set forth in Section 4.12(e) of the Company Disclosure Schedule, as of the date hereof, none of the Company, the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has taken any action to accelerate the vesting of any stock options or other equity-based compensation awards in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Prior to the date hereof, the Compensation Committee has amended the Deferred Compensation Plan for Employees and the Deferred Compensation Plan for Non-Employee Directors so as not to require the Compensation Committee to direct the Company to establish an irrevocable trust nor to contribute any cash or shares of Company Common Stock to such trust to satisfy the Company’s obligations under such plans.

     Section 4.13 Securities Laws Matters. (a) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company Reports filed since August 29, 2002, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in the Company Reports.

     (b)  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

     (c)  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

     Section 4.14 Compliance with Applicable Law, Permits and Licenses. (a) Neither the Company nor any of its Subsidiaries (i) is in any material respect in conflict with, or in default or violation in any material respect of, or (ii) has since December 31, 1998 been charged by any Governmental Entity with a violation of: any material law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, including state usury, consumer lending and insurance laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating real estate brokers or agents, real estate brokerage referral services or exchanges, mortgage brokers or agents, mortgage bankers, lending, servicing loans or the selling of credit or other insurance.

     (b)  The Company, its Subsidiaries and their respective employees hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of the Company and its Subsidiaries, including (without limitation) the residential real estate exchange and mortgage brokerage businesses of the Company and its Subsidiaries (the “Company Permits”). Section 4.14(b) of the Company Disclosure Schedule contains a list of the Company Permits. Each of the Company and its Subsidiaries is, and for the past five years has been, in compliance in all material respects with the terms of the Company Permits, all of the Company Permits are in full force and effect and no suspension, revocation or material modification of any of them is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, do reasonable grounds exist for any such action.

     Section 4.15 Intellectual Property; Proprietary Rights; Employee Restrictions; Assets. (a) All material (i) copyrights, including copyright registrations and copyright applications, (ii) trademarks, including trademark registrations and applications for registration, (iii) patents and patent applications, (iv) service marks, including service mark registrations and applications for registration, (v) trade names, (vi) Internet domain names, (vii) databases, (viii) computer programs, including source code, object code, algorithms, structure, display screens, layouts, development tools, instructions, templates, and computer software user interfaces, (ix) know-how, (x) trade secrets, (xi) customer lists, (xii) proprietary technology, (xiii) processes and formulae, (xiv) marketing materials created by the Company or its Subsidiaries, (xv) inventions, (xvi) trade dress, (xvii) logos and (xviii) designs (collectively, “Intellectual Property “) used by the Company or its Subsidiaries in their respective businesses (collectively, “Company

Intellectual Property”) are owned by the Company or such Subsidiaries by operation of law, or have been validly assigned to the Company or such Subsidiaries (“Company Owned Intellectual Property”) or the Company or its Subsidiaries otherwise have the right to use such Intellectual Property in their business as currently conducted (“Company Licensed Intellectual Property”). The Company Intellectual Property is sufficient in all material respects to carry on the business of the Company as presently conducted. The Company or one of its Subsidiaries has exclusive ownership of all Company Owned Intellectual Property used by the Company or its Subsidiaries, or is entitled to use all Company Licensed Intellectual Property, in the Company’s business as presently conducted, subject, in the case of Company Licensed Intellectual Property, to the terms of the license agreements covering such Company Licensed Intellectual Property. The Company and its Subsidiaries, and to the knowledge of the Company, the other parties thereto are not in material breach of any of the license agreements covering the Company Licensed Intellectual Property. The present business activities or products of the Company do not infringe in any material respect any Intellectual Property of others (“Third Party Intellectual Property”).

     (b)  To its knowledge, the Company has not received any notice or other claim from any third party asserting that any of the Company’s present activities infringe or may infringe any Third Party Intellectual Property of such third party.

     (c)  Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) the Company has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information material to its business as presently conducted, (ii) the Company has taken all reasonable measures in accordance with customary industry practice to protect and preserve the security and confidentiality of its trade secrets and other confidential information, (iii) to the knowledge of the Company, all trade secrets and other confidential information of the Company that are material to its business are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company, and (iv) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for the Company or such Subsidiary.

     (d)  To the knowledge of the Company, no university or government agency (whether federal or state) has any claim of right to or ownership in the Company Owned Intellectual Property. The Company is not aware of any material infringement, dilution or misappropriation by others of the Company Owned Intellectual Property, or any material violation of the confidentiality of any of its proprietary information. To the Company’s knowledge, the Company is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Company or any of its Subsidiaries.

     (e)  Each of the Company and its Subsidiaries has good and valid title to, or valid leasehold interests in, all its properties and other assets (other than Company Intellectual Property, which is addressed in Section 4.15 (a) through (d)) as are necessary in the conduct of, or material to the business of the Company and its Subsidiaries as currently conducted, except for defects in title, easements, restrictive covenants and similar encumbrances that, either individually or in the aggregate, do not interfere in any material respect, with the Company’s conduct of its business or affect in any material respect the value of such property or other assets. All such properties and other assets, other than properties or other assets in which the Company or any of its Subsidiaries has a leasehold interest, are owned by the Company or a Subsidiary free and clear of all Liens, except for Liens that, either individually or in the aggregate, have not had or would not have a material adverse effect on the use, utility or value of the applicable property or asset.

     (f)  (i) Each lease of real or personal property which is material to the conduct of the business of the Company and its Subsidiaries and to which the Company or its Subsidiaries is a party is valid and binding on the Company or any of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries have in all material respects performed all material obligations required to be performed by it to date under each such lease, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such lease.

     Section 4.16 Certain Contracts; Leases. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (ii) which materially restricts the conduct of any line of business by the Company or upon consummation of the transactions contemplated by this Agreement will restrict the conduct of any line of business by Parent, or Parent’s Subsidiaries or the ability of Parent or any of Parent’s Subsidiaries to engage in any line of business, (iii) which upon consummation of the transactions contemplated by this Agreement will subject any of the Company or any of its affiliates to any exclusivity arrangements with or to a labor union or guild (including any collective bargaining agreement), or (iv) (other than any plan or agreement covered by Section 4.12 hereof) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.16(a), together with any material license or contract relating to Company Intellectual Property, whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto. The Company has heretofore made available to Parent a true and complete copy of each Company Contract.

     (b)  (i) Each Company Contract is valid and binding on the Company or any of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

     (c)  Section 4.16(c) of the Company Disclosure Schedule sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by the Company or its Subsidiaries (the “Leased Real Property”). The Company and its Subsidiaries do not own any real property. All of the leases or subleases of the Leased Real Property (the “Leases”) are valid, binding and in full force and effect. The Company and its Subsidiaries have not subjected any Lease to any material mortgage, pledge, lien, encumbrance, sublease, assignment, license, or other agreement granting to any third party any material interest in such Lease or any right to the use or occupancy of any Leased Real Property. The Company or a Subsidiary, as lessee under each Lease, is now in possession of all of the applicable Leased Real Property.

     Section 4.17 Undisclosed Liabilities. Except for (a) those liabilities that are disclosed in the footnotes to or reserved against on the Company Audited Financial Statements (and only to the extent of such disclosure or reserve), (b) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby or for fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, (c) liabilities incurred in the ordinary course of business consistent with past practice which have not had or would not have, individually or in the aggregate, a Material Adverse Effect on the Company and (d) other immaterial liabilities not incurred in the ordinary course of business which in the aggregate are not material, since December 31, 2002, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, determined, determinable, contingent or otherwise and whether due or to become due).

     Section 4.18 Insurance. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries (the “Insurance Policies”). Each of such Insurance Policies is in full force and effect as of the date of this Agreement. From December 31, 2001 through the date hereof, none of the Company or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage or rejection of any material claim under any Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy.

     Section 4.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on the Company of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.20 State Takeover Law. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution or performance of this Agreement or the transactions contemplated by this Agreement, including the execution and performance of the Voting Agreements.

     Section 4.21 Registration Statement. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     Section 4.22 Transactions with Affiliates. Except as set forth in the Company Reports or compensation or other employment arrangements in the ordinary course, or arrangements incident thereto not exceeding an aggregate of $5,000 with respect to any officer, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand (“Company Affiliate Transactions”).

     Section 4.23 Opinions of Financial Advisors. The Company’s Board of Directors has received (a) the oral opinion, dated as of the date hereof, of Merrill to the effect that the Exchange Ratio is fair from a financial point of view to the holders of the Company Securities, such opinion to be promptly confirmed in writing, and (b) the oral opinion, dated as of the date hereof, of Allen to the effect that the consideration to be received by holders of Company Securities in the Merger is fair to such holders from a financial point of view, such opinion to be promptly confirmed in writing. Neither of such opinions has been withdrawn or modified in any material respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in the relevant section of the Parent disclosure schedule delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (it being understood that the listing or setting forth of an item in one section of the Parent Disclosure Schedule shall be deemed to be a listing or setting forth in another section or sections of the Parent Disclosure Schedule to the extent that the relevance of the information set forth in one section of the Parent Disclosure Schedule is readily apparent to be applicable to such other section or sections), as an inducement to the Company entering into this Agreement and completing the transactions contemplated hereby, Parent and Merger Sub hereby represent and warrant to the Company as follows:

     Section 5.1 Corporate Organization. Each of Parent, Merger Sub and Parent’s “Significant Subsidiaries” (as defined in Regulation S-X promulgated by the SEC) (the “Parent Significant Subsidiaries”) is duly organized and validly existing as a corporation in good standing under the laws of the state of its incorporation. Each of Parent, Merger Sub and the Parent Significant Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

     Section 5.2 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock, 400,000,000 shares of Class B common stock, par value $0.01 per share (“Parent B Common Stock”) and 100,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on March 31, 2003, (a) 439,713,734 shares of Parent Common Stock were issued and 433,066,722 shares of Parent Common Stock were outstanding, 64,629,996 shares of Parent B Common Stock and 13,118,182 shares of Parent Preferred Stock were issued and outstanding, in each case, except as disclosed in the Parent’s proxy statement dated March 25, 2002 (the “Parent Proxy Statement”), not subject to any preemptive rights, and (b) 6,647,012 shares of Parent Common Stock, no shares of Parent B Common Stock and no shares of Parent Preferred Stock were held in treasury by Parent or by Subsidiaries of Parent. Other than (a) options to purchase 74,468,955 shares of Parent Common Stock issued pursuant to employee benefit plans and agreements of Parent, (b) 79,280,240 shares of Parent Common Stock issuable upon exercise of outstanding warrants, (c) up to 25,720,819 shares of Parent Common Stock issuable upon conversion of Parent Preferred Stock, (d) 510,369 restricted shares of Parent Common Stock, (e) 2,380,500 shares of Parent Common Stock issuable in respect of restricted units, (f) 97,720 shares of Parent Common Stock issuable pursuant to Parent’s Bonus Stock Purchase Program, (g) securities issuable in connection with the Agreement and Plan of Merger, by and among Parent, Equinox Merger Corp. and Expedia, Inc., and (h) securities issuable in connection with the Agreement and Plan of Merger by and among USA Interactive, Hermitage Merger Corp. and Hotels.Com, except in connection with this Agreement, as disclosed in the Parent Disclosure Schedule, or in connection with the agreements described in the Parent Proxy Statement, as of March 31, 2003, (x) there were no options, warrants, rights, puts, calls, commitments or other contracts, arrangements or understandings issued by or binding upon Parent requiring or providing for, and (y) there are no outstanding debt or equity securities of Parent which upon the conversion, exchange or exercise thereof would require or provide for the issuance by Parent of any new or additional shares of Parent Common Stock, Parent B Common Stock or Parent Preferred Stock (or any other securities of Parent) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for Parent Common Stock, Parent B Common Stock or Parent Preferred Stock (or any other securities of Parent). Since March 31, 2003 through the date hereof, Parent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date and the vesting of restricted stock units. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which, as of the date hereof, 100 shares are issued and outstanding and are owned of record and beneficially by Parent. The shares of Parent Common Stock to be issued in the Merger will, upon issuance, be validly issued, fully paid, nonassessable, and, except as disclosed in the Parent Proxy Statement, not subject to any preemptive rights, free and clear of all security interests, liens, claims, pledges or other encumbrances of any nature whatsoever (except for any such rights, securities interests, liens, claims, pledges or other encumbrances arising from any action taken by a stockholder of the Company and except for any encumbrances imposed by federal, state or foreign securities laws) and with no personal liability attaching to the ownership thereof. Neither Parent nor any of its controlled affiliates owns, in the aggregate, in excess of 0.1% of the total voting power of the outstanding Company Securities (other than pursuant to this Agreement or the Voting Agreements).

     Section 5.3 Authority; No Violation. (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized. This Agreement has, by unanimous vote, been duly and validly approved and declared advisable by the Board of Directors of each of Parent and Merger Sub. No other corporate proceedings on the part of Parent and Merger Sub, other than the approval by Parent as the sole stockholder of Merger Sub of this Agreement (which shall be obtained prior to the Effective Time), are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b)  Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent, or the Certificate of Incorporation or Bylaws of Merger Sub, or, (ii) subject to the making of the filings referred to in Section 5.5 and the effectiveness of such filings and/or receipt of the consents and approvals in connection therewith, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, or require any increased payment under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, liens or payments which, individually or in the aggregate, will not have a Material Adverse Effect on Parent.

     Section 5.4 SEC Reports; Financial Statements. (a) Parent has made available to the Company an accurate and complete copy of each (i) report, schedule, final registration statement, prospectus and definitive proxy statement filed by Parent with the SEC on or after January 1, 2001 and prior to the date hereof pursuant to the Securities Act or the Exchange Act (the “Parent Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date, provided that, if Parent amends any of the Parent Reports, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter; and (ii) communication mailed by Parent to its stockholders since January 1, 2001 and prior to the date hereof. As of their respective dates, the Parent Reports and communications (A) complied in all material respects with requirements of the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder applicable thereto, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date.

     (b)  Parent has previously made available to the Company copies of (i) the consolidated balance sheets (the “Parent Audited Balance Sheets”) of Parent and its Subsidiaries as of December 31, 2001 and December 31, 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended December 31, 2001 and December 31, 2002, as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act (such financial statements included in such Annual Report, together with the Company Audited Balance Sheets, the “Parent Audited Financial Statements”), in each case, accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to Parent; and (ii) the consolidated balance sheet of Parent and its Subsidiaries as of March 31, 2003 and the related consolidated statements of operations and cash flows for the quarter ended March 31, 2003 (the “Parent March Financials”) contained in Parent’s Current Report on Form 8-K furnished to the SEC on May 2, 2003. The Parent Audited Financial Statements and the Parent March Financials (including in each case the related notes, where applicable) (i) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations, cash flows and, in the case of the Parent Audited Financial Statements, changes in shareholders’ equity, of Parent and its Subsidiaries for the periods indicated (subject, in the case of the unaudited financial statements, to normal audit adjustments which are not expected, individually or in the aggregate, to be material); (ii) have been prepared consistent with the books and records of Parent and its Subsidiaries and consistent with Parent’s accounting policies and procedures; (iii) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto; and (v) in the case of the Parent March Financials, do not differ in any material respect from the corresponding financial statements to be contained in

Parent’s Quarterly Report on Form 10-Q to be filed by Parent with the SEC in respect of the quarterly period ended March 31, 2003. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

     (c)  With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Parent Reports filed since August 29, 2002 and prior to the date hereof, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of Parent as of, and for, the periods presented in the Parent Reports.

     Section 5.5 Consents and Approvals. Except for (a) the filing of the pre-merger notification report under the HSR Act, (b) the filing with the SEC of (i) the Proxy Statement/Prospectus, (ii) a Registration Statement of Parent on Form S-4 with respect to shares of Parent Common Stock which may be issued to stockholders of the Company in the Merger, the Parent Options described in Section 3.3 and the Parent Warrants described in Section 3.4 (together with any amendments or supplements thereto, the “Parent Registration Statement”) and (iii) such reports under the Exchange Act as may be required in connection with this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, the Parent Options described in Section 3.3 and the Parent Warrants described in Section 3.4, (d) the filing of applications for the authorization of quotation on Nasdaq or such other national exchange on which the Parent Common Stock is quoted or listed at the Effective Time of the Parent Common Stock issuable under this Agreement, or pursuant to the exercise of the Parent Options described in Section 3.3 and the Parent Warrants described in Section 3.4, and such other filings as may be required under the rules and regulations of Nasdaq or other exchange, (e) the approval of this Agreement and the Merger by the requisite vote of the stockholders of the Company, (f) the approval of the Charter Amendment by the requisite vote of the holders of the Company Preferred Stock and of the holders of the Company Preferred Stock and Company Common Stock voting together, (g) the filings with any Governmental Entity as required under applicable law in each case as expressly set forth in Section 5.5 of the Parent Disclosure Schedule, (h) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (i) consents and approvals previously obtained, (j) such filings, consents and approvals in respect of the Company Permits (without giving effect to the materiality qualifier contained in the definition thereof) as are required by applicable law and (k) such other filings the failure of which to make would not have a Material Adverse Effect on Parent, no consents or approvals of or filings or registrations with any Governmental Entity or third party are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement and (B) the consummation by Parent or Merger Sub of the transactions contemplated hereby. As of the date hereof, to Parent’s knowledge, there is no reason, relating to Parent and its Subsidiaries, the operation of their businesses or the terms of this Agreement, why the receipt of any such consents or approvals will not be obtained in a customary time frame once complete and appropriate filings have been made by the Company and Parent.

     Section 5.6 Conduct of Business. Merger Sub is a corporation formed solely for the purpose of consummating the Merger and the other transactions contemplated hereby and has not engaged in any business activity except as contemplated by this Agreement and the transactions contemplated hereby (including the Employment Agreements and the Restricted Share Grant and Shareholders’ Agreement).

     Section 5.7 Certain Tax Matters. Parent has not taken or agreed to take any action, has not failed to take any action and does not know of any fact, agreement, plan or other circumstance, in each case that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 5.8 Registration Statement. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in the Registration Statement will, at the time any Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     Section 5.9 Absence of Certain Changes or Events. (a) Since December 31, 2002, no event or events have occurred which have had or would have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b)  Since December 31, 2002 through the date hereof, except as disclosed in the Parent Reports, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

     Section 5.10 Legal Proceedings. Except as disclosed in the Parent Reports, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, in each case which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 5.11 Compliance with Applicable Laws. Except as disclosed in the Parent Reports or as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is in conflict with, or is in default or violation of, any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties are bound or affected.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Businesses Prior to the Merger Closing. Commencing upon execution of this Agreement and continuing through to the Closing, except as expressly contemplated or permitted by this Agreement or as disclosed in Section 6.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to (a) conduct its business in the ordinary course consistent with past practices and (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees.

     Section 6.2 Company Forbearances. Commencing upon execution of this Agreement and continuing through to the Closing, except as set forth in Section 6.2 of the Company Disclosure Schedule or expressly contemplated by this Agreement, neither the Company nor Merger Sub shall, and the Company shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent or refusal shall not be unreasonably delayed):

     (a)  incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

     (b)  (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend (other than (A) quarterly dividends paid on the Company Preferred Stock in accordance with the terms thereof, which dividends the Company shall pay in cash and (B) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options issued and outstanding as of the date hereof under the Company Stock Plans;

(iii) grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv) issue any additional shares of capital stock except pursuant to (A) the exercise of stock options under the Company Stock Plans, the conversion of shares of Company Preferred Stock into Company Common Stock or the exercise of Company Common Stock Warrants, in each case issued and outstanding as of the date hereof and in accordance with the terms of such instruments or (B) the ESPP in accordance with the terms thereof and Section 3.3(b) of this Agreement;

(v) amend the terms of any Company Warrant; or

(vi) amend or terminate the Rights Agreement.

     (c)  sell, transfer, mortgage, encumber or otherwise dispose of any of its lines of business, material properties or assets to any individual, corporation or other entity, other than to a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date hereof;

     (d)  except pursuant to contracts or agreements in force at the date of this Agreement and made available to Parent prior to the date of this Agreement, make any material investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company or any wholly owned Subsidiary thereof;

     (e)  except for transactions in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Material Adverse Effect on the Company, terminate, or amend or waive any material provision of, any Company Contract, as the case may be, or make any material change in any instrument or agreement governing the terms of any lease or contract other than normal renewals of contracts and leases without material adverse changes of terms, or its securities;

     (f)  except in the ordinary course of business (other than for directors or officers of the Company) and at times and in amounts consistent with past practice, or to the extent required by law or an existing agreement, increase in any manner the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers, pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers or enter into, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including without limitation any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or cause the funding of any rabbi trust or similar arrangement;

     (g)  settle any material claim, action or proceeding;

     (h)  amend its certificate of incorporation or its bylaws or, in the case of the Company, enter into any agreement with its stockholders in their capacity as such;

     (i)  other than in the ordinary course of business consistent with past practice, (i) sell or enter into any material license agreement with respect to any Company Intellectual Property used by it in its business with any person or entity or buy or enter into any material license agreement with respect to Third Party Intellectual Property of any person or entity; (ii) sell or transfer to any person or entity any material rights to any Company Intellectual Property Rights used by it in its business; or (iii) enter into or materially amend any Company Contract, as the case may be, pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products of its or any of its Subsidiaries;

     (j)  enter into any “non-compete” or similar agreement that would materially restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent and its Subsidiaries (excluding the Surviving Corporation and its Subsidiaries);

     (k)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

     (l)  implement or adopt any change in its accounting principles, practices or methods, other than as consistent with or as may be required by law, GAAP or regulatory guidelines;

     (m)  settle or compromise any material liability for Taxes, file any material Tax Return (including any amended Tax Return), make any material Tax election or change any method of accounting for Tax purposes;

     (n)  enter into any new, or amend or otherwise alter any current, Company Affiliate Transaction; or

     (o)  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

     Section 6.3 Parent Obligations. During the period from the date hereof to the Effective Time: (a) Parent shall not without the prior written consent of the Company, adopt any amendments to its certificate of incorporation which would materially adversely affect the terms and provisions of the Parent Common Stock or the rights of the holders of such shares; (b) without the Company’s consent, neither Parent nor any of its affiliates shall, directly or indirectly, except pursuant to this Agreement or the Voting Agreements, purchase or otherwise acquire any Company Securities or otherwise intentionally vote or acquire the right to vote Company Securities; (c) Parent shall cause Merger Sub to perform its obligations hereunder; and (d) Parent shall not take any affirmative action to cause the delisting of the Parent Common Stock from Nasdaq, unless, contemporaneously therewith, the Parent Common Stock has been approved for listing on the New York Stock Exchange.

     Section 6.4 Certain Tax Matters. (a) Commencing upon execution of this Agreement and continuing through to the Closing, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     (b)  The Company shall procure and deliver to Parent a study of a nationally recognized independent accounting firm mutually acceptable to Parent and the Company, in form reasonably acceptable to Parent and conducted with Parent’s cooperation, stating the amount of the Company’s net operating loss carryforwards for U.S. federal income tax purposes reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 which are currently subject to limitation under Section 382 of the Code or Treasury Regulations § 1.1502-15 or –21.

     Section 6.5 Other Matters. Commencing upon the execution of this Agreement and continuing through the Closing, neither the Company nor Parent shall, and each of them shall cause its respective Subsidiaries not to, take any action that is intended or would reasonably be expected to result in (a) any of its representations and warranties (or, in the case of Parent, the representations and warranties of Parent and Merger Sub) set forth in this Agreement being or becoming untrue in any material respect or in any respect in the case of representations and warranties qualified by materiality or Material Adverse Effect on such Party at any time prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VIII not being satisfied or (c) a violation of any provision of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

     Section 7.1 Filings Under Securities Laws. As promptly as practicable after the date hereof, Parent shall prepare and file with the SEC the Parent Registration Statement, which will contain (i) the prospectus of Parent relating to the shares of Parent Common Stock (including shares of Parent Common Stock issuable pursuant to the Parent Options described in Section 3.3 and the Parent Warrants described in Section 3.4) to be issued in connection with the Merger and (ii) the proxy statement of the Company relating to the Stockholder Meeting (collectively, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail or deliver the Proxy Statement/Prospectus to its stockholders. Parent shall use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and furnish all information concerning the Company and the holders of the Company Securities as may be reasonably requested by Parent in connection with any such action.

     Section 7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Parties shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other Parties, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. Access shall be reasonably related to the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement. During such period, each of the Parties shall, and shall cause their respective Subsidiaries to, make available to the other Parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b)  The Company shall, in respect of each month ending after the date hereof and prior to the Effective Time, within one Business Day after the “monthly Board Book” is prepared for senior management of the Company (but in no event later than the tenth Business Day after the last day of such month), and in respect of each week ending after the date hereof and prior to the Effective Time, within one Business Day after the “weekly financial forecasts” are prepared for senior management of the Company (but in no event later than the third Business Day after the end of the prior week), provide to Parent such monthly Board Book or weekly financial forecast, as the case may be, which shall be in the form provided to senior management of the Company. The Company shall not alter in any material respect its accounting principles and methods used in the preparation of such monthly Board Books and such weekly financial forecasts.

     (c)  Each of the Parties shall hold all information furnished by or on behalf of any other Party or any of such Party’s Subsidiaries or representatives pursuant to Section 7.2(a) or 7.2(b) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Non-Disclosure Agreement between Parent and the Company, dated as of March 4, 2003 (the “Confidentiality Agreement”). The Company acknowledges and agrees that the execution, delivery and performance by Parent and its Affiliates of this Agreement, the Voting Agreements and the Employment Agreements and the transactions contemplated hereby and thereby shall not be deemed a breach of Parent’s obligations under the Confidentiality Agreement.

     (d)  No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     Section 7.3 Acquisition Transactions. (a) After the date hereof and prior to the Effective Time or the earlier termination of this Agreement pursuant to the terms hereof, the Company shall not, and shall not permit any of its Subsidiaries to, initiate, solicit, negotiate, knowingly encourage or provide confidential information to facilitate, and the Company shall use its reasonable best efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its Subsidiaries, not to initiate, solicit, negotiate, knowingly encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire more than twenty-five percent (25%) of the business, properties or assets of the Company and its Subsidiaries, or capital stock of the Company or its Subsidiaries representing more than fifteen percent (15%) of the total voting power of all of such entity’s voting securities, in each case whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an “Acquisition Transaction”).

     (b)  Notwithstanding the provisions of paragraph (a) above but subject to compliance with Section 7.3(c) and (d), (i) the Company or the Board of Directors of the Company may, prior to receipt of the Company Stockholder Approval and the Charter Amendment Approval, (A) in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (“Acquisition Proposal”) from a corporation, partnership, person or other entity or group (a “Potential Acquirer”) which the Company’s Board of Directors determines, in good faith (x) after consultation with its independent financial advisor, would reasonably be expected to result (if consummated pursuant to its terms and which consummation is reasonably possible) in an Acquisition Transaction more favorable to the Company’s stockholders than the Merger (a “Qualifying Proposal”) and (y) after having received and considered the advice of, and after consultation with, its independent, outside legal counsel, the failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law, furnish confidential or non-public information to (provided that the Company shall have received from the Potential Acquirer a confidentiality agreement containing terms at least as stringent in all material respects as the Confidentiality Agreement), and negotiate with, such Potential Acquirer and (B) resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 9.1(e) and after payment to Parent of the fee pursuant to Section 9.2(b), enter into agreements relating to, a Qualifying Proposal as to which the Company’s Board of Directors has determined in good faith (I) after consultation with its independent financial advisor would result in an Acquisition Transaction more favorable to the Company’s stockholders than the Merger and is reasonably capable of being financed and consummated and (II) after having received and considered the advice of, and after consultation with, its independent, outside legal counsel, the failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law (such Qualifying Proposal being a “Superior Proposal”) and (ii) the Company’s Board of Directors may take and disclose to the Company’s stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make disclosure required by the federal securities laws or their fiduciary duties, as determined in good faith by the Board of Directors of the Company. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 7.3.

     (c)  The Company shall promptly notify Parent orally and in writing after receipt of any Acquisition Proposal, substantive indication of interest or request for non-public information relating to the Company or its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that after the date hereof informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall identify the offeror and indicate in reasonable detail the material terms and conditions of such proposal, indication of interest or request. The Company shall promptly, but in no event later than one Business Day, keep Parent informed orally and in writing of any material changes or developments with respect to any activities or discussions relating to an Acquisition Proposal, including any significant change in the terms or status of such an Acquisition Proposal, indication of interest or request.

     (d)  The Company shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Parties with respect to any of the foregoing; provided, however, that neither the Company nor any of its affiliates shall waive any standstill or confidentiality provisions.

     (e)  The Company shall promptly provide to Parent any information regarding the Company or its Subsidiaries provided after the date hereof to any corporation, partnership, person or other entity or group making an Acquisition Proposal, unless such information has been previously provided to Parent.

     Section 7.4 Stockholders’ Approval. Subject to the other provisions of this Section 7.4, the Company shall use reasonable best efforts to cause a special meeting of stockholders of the Company (the “Stockholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the Company Stockholder Approval and the Charter Amendment Approval (the “Stockholder Proposals”). The Company’s Board of Directors shall use its reasonable best efforts to obtain from the stockholders of the Company the votes required by the DGCL and/or the Company Charter in favor of the approval of this Agreement and the Charter Amendment and any other matters required thereby to be approved and shall recommend to the stockholders of the Company that they so vote at the Stockholder Meeting or any adjournment or postponement thereof; provided that the Company’s Board of Directors shall not be required to use such reasonable best efforts to obtain the vote in favor of the approval of this Agreement, the Charter Amendment and such other matters or to make or continue to make such recommendation if such Board of Directors, after having received and considered the advice of, and after consultation with, its independent, outside legal counsel, has determined that the making of such reasonable best efforts to obtain the vote in favor of the approval of this Agreement and the Charter Amendment and such other matters or making or continuing to make such recommendation would cause the members of the Company’s Board of Directors to breach their fiduciary duties under applicable laws. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is earlier terminated in accordance with its terms, the Company shall be required to submit the Stockholder Proposals for approval by its stockholders at the Stockholder Meeting, whether with or without the recommendation of the Company’s Board of Directors.

     Section 7.5 Legal Conditions to the Merger. (a) Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities, (ii) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated by this Agreement, and (iii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

     (b)  Notwithstanding anything to the contrary in paragraph (a) above or any other provision of this Agreement, (i) the Company shall not, without the prior written consent of Parent, agree to divest any assets or businesses of the Company or any of its affiliates or to in any way limit the ownership or operation of any business of the Company or its affiliates and (ii) neither Parent nor the Company shall be required to (x) divest or encumber any assets or corporations of Parent or the Company, respectively, or any of their respective affiliates (provided that in connection with the obtaining of the approval of any Governmental Entity of the transactions contemplated by this Agreement, the Company shall, and shall cause its

Subsidiaries to, agree to divest encumber, and to divest or encumber, any of its or their assets or corporations at the request of Parent and provided that such divestiture is conditioned upon consummation of the Merger) or (y) enter into any agreements that in any way limit the ownership or operation of any business of Parent or the Company, respectively, or any of their respective affiliates.

     (c)  Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided that Parent or the Company can restrict access by the other Party to such documents that discuss the pricing or dollar value of the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (d)  The Parent and the Company shall, upon request, furnish the other Parties with all information concerning themselves, their Subsidiaries and their Subsidiaries’ affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent or the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

     (e)  The Company and Parent shall, and Parent shall cause Merger Sub to, promptly advise the other Parties upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     Section 7.6 Affiliates. The Company shall use its reasonable best efforts to cause each person, listed on Exhibit F hereto to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the Effective Time, a written agreement, in the form of Exhibit G hereto, as applicable, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock to be received by such “affiliate” in the Merger, other than as contemplated in such written agreement. Other than those persons listed on Exhibit F, there are no “affiliates” (for purposes of Rule 145 under the Securities Act) of the Company.

     Section 7.7 Stock Exchange Quotation or Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, or upon exercise of the Parent Options described in Section 3.3 or the Parent Warrants described in

Section 3.4, to be authorized for quotation on Nasdaq or such other national exchange on which the Parent Common Stock may then be quoted or listed prior to the Effective Time.

     Section 7.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

     Section 7.9 Advice of Changes. Parent and the Company shall each promptly advise the other Party of any change or event having a Material Adverse Effect on it, and Parent and the Company shall each promptly advise the other of any change or event that it believes is or constitutes or is reasonably likely to be or constitute a material breach of any of its representations, warranties or covenants contained herein.

     Section 7.10 Section 16. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of Company Securities (including derivative securities with respect to the Company Common Stock or Company Preferred Stock) and acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Securities) by each person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 7.11 Directors’ and Officers’ Indemnification and Insurance. (a) Parent shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability Insurance Policies maintained by the Company (provided that Parent may substitute therefor policies of a reputable insurance company, the terms of which provide at least the same coverage containing terms and conditions which are not less advantageous in any material respect to the Company’s directors and officers currently covered) with respect to matters or events occurring prior to the Effective Time to the extent available; provided, however, that in no event shall Parent or its affiliates be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company (which amounts under current policies are set forth in Section 7.11 of the Company Disclosure Schedule), whether expended over time or paid in a lump sum or otherwise, to maintain or procure insurance coverage pursuant to this Section 7.11; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain or to cause to be obtained a policy with the greatest coverage available for a cost not exceeding such amount.

     (b)  From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their duties or actions in their capacity as such (or in such capacity in another corporation, partnership, joint venture, trust or other enterprise at the request of the Company) and existing or occurring at or prior to the Effective Time (including those matters relating to the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted to be so indemnified by the Surviving Corporation or such Subsidiary, as the case may be, under applicable law. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume all rights of the Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective Certificate of Incorporation or Bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries (true and complete copies of which have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, in the case of the Company, and otherwise have been made available to Parent prior to the date hereof) as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries provided to Parent prior to the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with its obligations thereunder. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by law. The right to indemnification conferred by this Section 7.11 shall include the right to be advanced and paid by Parent or the Surviving Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such Indemnified Party provides an undertaking reasonably satisfactory in form and substance to Parent to repay such advanced expenses to the extent required by law or the terms of the applicable indemnification provision.

     (c)  From and after the Effective Time until the sixth anniversary thereof, Parent shall cause (i) the Certificate of Incorporation and Bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to indemnification and to limitation of certain liabilities of directors and officers than are set forth as of the date of this Agreement in the Company Charter and Bylaws of the Company and (ii) the Certificate of Incorporation and Bylaws (or similar organizational documents) of each Subsidiary of the Surviving Corporation to contain the current provisions regarding indemnification of directors and officers which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

     (d)  In the event that Parent or the Surviving Corporation or the respective successors or assigns of each (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation shall ensure that proper provision shall be made so that such successors and assigns of Parent or the Surviving Corporation or the respective successors or assigns of each, as the use may be, shall assume all of the obligations thereof set forth in this Section 7.11.

     (e)  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

     (f)  The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.11 applies without the consent of the affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.11 applies shall be third party beneficiaries of this Section 7.11). For the avoidance of doubt, any failure by the Surviving Corporation to pay any amounts under this Section 7.11 for any reason whatsoever (including that such entity has ceased to exist) shall entitle the Indemnified Parties to fulfillment by Parent of such obligations of the Surviving Corporation.

     Section 7.12 Reorganization. Following the Effective Time, neither the Company, the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

     Section 7.13 Share Issuance. On the date immediately following the Effective Time, Parent shall cause the Surviving Corporation to sell to the individuals listed in Exhibit H such number of validly issued, fully paid and non-assessable shares of the Surviving Corporation Common Stock as is set forth opposite each such individual’s name in Exhibit H, subject in each case to such individual continuing to be employed by the Company immediately prior to the Effective Time and provided that such individual has not theretofore taken any action that would constitute the grounds for termination for “Cause” pursuant to such individual’s Employment Agreement.

     Section 7.14 Employee Matters. (a) Parent will cause the Surviving Corporation to honor the obligations of the Company or any of its Subsidiaries as of the Effective Time under the provisions of all employment, bonus, consulting, termination, severance, change in control and indemnification agreements that have previously been disclosed to Parent between and among the Company or any of its Subsidiaries, on the one hand, and any current or former officer, director, consultant or employee of the Company or any of its Subsidiaries, on the other hand, provided that this provision shall not prevent the Surviving Corporation from amending, suspending or terminating any such agreements to the extent permitted by the respective terms of such agreement.

     (b)  For a period of at least one year following the Effective Time, the employees of the Company who are employed by the Surviving Corporation as of the Effective Time (the “Assumed Employees”) and who remain employed with the Surviving Corporation during such period will be offered benefit plan participation and coverage (other than incentive plan participation and coverage) at levels that are reasonably comparable (or better), on an aggregate basis, to those currently in effect under the Company Benefit Plans.

     (c)  Parent and the Surviving Corporation will cause their respective employee benefit and compensation plans (including, without limitation, pension, profit-sharing, retirement, savings, 401(k), vacation, paid time-off, employee, retiree health and other employee financial welfare or other benefit plans) covering any of the Assumed Employees on or after the Effective Time to count service that has been recognized by the Company and its affiliates, without duplication of benefits, for purposes of eligibility to participate and vesting, but not benefit accrual, to the same extent such service was recognized under any similar Company Benefit Plans, provided that the foregoing shall not apply for newly established plans for which prior service is not taken into account. Parent and the Surviving Corporation will also cause all (i) waiting periods and (ii) pre-existing conditions and proof of insurability provisions, for all conditions that all Assumed Employees and their covered dependents have as of the Effective Time, under each plan that would otherwise be applicable to newly hired employees to be waived with respect to Assumed Employees to the same extent waived or satisfied under the Company Benefit Plans for the year in which the Merger occurs.

     (d)  Parent and the Surviving Corporation will give Assumed Employees credit, for purposes of Parent’s and the Surviving Corporation’s vacation and/or other paid leave benefit programs, for such employees’ accrued and unpaid vacation and/or paid leave balance as of the Effective Time.

     Section 7.15 Registration Statement. (a) If at any time prior to the date of the Stockholder Meeting, or any adjournment thereof, any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to the Registration Statement, the Company shall notify Parent thereof by reference to this Section 7.15(a) and such event shall be so described. Any such amendment or supplement shall be filed as promptly as practicable with the SEC and, as and to the extent required by law, disseminated to the stockholders of the Company, and such amendment or supplement shall comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     (b)  If at any time prior to the date of the Stockholder Meeting, or any adjournment thereof, any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to the Registration Statement, Parent shall notify the Company thereof by reference to this Section 7.15(b) and such event shall be so described. Any such amendment or supplement shall be filed as promptly as practicable with the SEC and, as and to the extent required by law, disseminated to the stockholders of the Company, and such amendment or supplement shall comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

ARTICLE VIII

CONDITIONS

     Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Charter Amendment (in the case of the Company) and the Merger shall be subject to the following conditions:

     (a)  Stockholder Approvals. The Company Stockholder Approval and the Charter Amendment Approval shall have been obtained and, in the case of the Merger, the Certificate of Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

     (b)  Stock Exchange Listings. The shares of Parent Common Stock to be issued in the Merger or upon exercise of the Parent Options described in Section 3.3 or the Parent Warrants described in Section 3.4 shall have been authorized for quotation on Nasdaq or such other national exchange on which the Parent Common Stock may be quoted or listed as of the Closing Date.

     (c)  Other Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) all other notifications, consents, authorizations and approvals required to be made with or obtained from any Governmental Entity prior to the Effective Time (including without limitation, with respect to any Company Permit (without giving effect to the word “material” in the definition thereof)), (A) under applicable U.S. state insurance and consumer lending laws and other federal, state, local and foreign laws regulating real estate brokers or agents, real estate brokerage referral services or exchanges, mortgage brokers or agents, mortgage bankers, lending, servicing loans or the selling of credit or other insurance (to the extent that such authorization, filing, consent or approval is required to be obtained, under applicable laws, rules, regulations, or policies, in connection with the transactions contemplated hereby) for or relating to the operation of the business of the Company and its Subsidiaries (x) in each of the States listed on Exhibit I hereto (the “Required States”) and (y) in such other States which, when taken together with the Required States, represent at least 95% of the consolidated revenues of the Company and its Subsidiaries for its 2002 fiscal year or (B) the failure of which to make or obtain would have a Material Adverse Effect on the Company or Parent, shall have been made or obtained for the transactions contemplated by this Agreement (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approval”); provided that the foregoing clause (ii) shall apply to the obligations of the Company to consummate the Charter Amendment and the Merger only to the extent that the failure to make or obtain such notification, consent, authorization or approval would make consummation of the Merger an illegal act by the Company.

     (d)  Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of any of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e)  No Injunctions or Restraints; Illegality. No injunction prohibiting the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger, and no Governmental Entity shall have instituted any proceeding or be threatening to institute any proceeding seeking such an order, injunction or decree.

     (f)  Federal Tax Opinions.

(i)	The Company shall have received a written opinion of Weil, Gotshal & Manges LLP, dated the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of Parent and the Company.

(ii)	Parent shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of Parent and the Company.

     Section 8.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Charter Amendment and the Merger are also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

     (a)  Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub (the “Parent Representations”) set forth in Sections 5.1, 5.2, 5.3, 5.4(a) and (b), 5.5, 5.6, 5.7, 5.8 and 5.9(a) of this Agreement shall, as of the Closing Date, as though made on and as of the Closing Date (except to the extent such Parent Representations speak as of an earlier date, in which case as of such earlier date) be true and correct as of such Closing Date or earlier date (A) in all material respects, in the case of such Parent Representations not qualified by materiality or Material Adverse Effect and (B) in all respects, in the case of Parent Representations that are so qualified; and (ii) all other Parent Representations (without giving effect to any materiality or Material Adverse Effect qualifier in such Parent Representations) not set forth in such Sections listed in clause (i), shall, as of the Closing Date, as though made on and as of the Closing Date (except to the extent such Parent Representations speak as of an earlier date, in which case as of such earlier date) be true and correct except, in the case of this clause (ii) for such failures to be so true and correct that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The Company shall have received certificates signed on behalf of Parent by an appropriate executive officer to such effect.

     (b)  Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of Parent by an appropriate executive officer to such effect.

     Section 8.3 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a)  Representations and Warranties. (i) The representations and warranties of the Company (the “Company Representations”) set forth in Sections 4.1(a), 4.2, 4.3, 4.4, 4.6(a) and (b), 4.8(a), 4.9, 4.11, 4.12(a), (b), (d) and (e), 4.14, 4.15(a), 4.16(a), 4.17, 4.20, 4.22, and 4.23 of this Agreement shall, as of the Closing Date, as though made on and as of the Closing Date (except to the extent such Parent Representations speak as of an earlier date, in which case as of such earlier date) be true and correct as of such Closing Date or earlier date (A) in all material respects, in the case of such Company Representations not qualified by materiality or Material Adverse Effect and (B) in all respects, in the case of Company Representations that are so qualified; and (ii) all other Company Representations (without giving effect to any materiality or Material Adverse Effect qualifier in such Company Representation) not set forth in such Sections listed in clause (i), shall, as of the Closing Date, as though made on and as of the Closing Date (except to the extent such Company Representations speak as of an earlier date, in which case as of such earlier date) be true and correct except, in the case of this clause (ii) for such failures to be so true and correct that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Parent shall have received certificates signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer.

     (b)  Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received certificates signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (c)  Executive Officers. The Chief Executive Officer of the Company and the Chief Operating Officer of the Company, each holding office as of the date hereof, shall continue to be employed by the Company in such respective positions, there shall exist no reasonable basis to believe that each such executive will not continue to be employed by the Surviving Corporation following the Merger, and neither of such individuals shall have taken any action that would constitute “Cause” for termination under his respective Employment Agreement, unless the failure of the foregoing to be satisfied shall be the result of the death or Disability (as defined in such executives’ respective Employment Agreements) of one (but not both) of such executives.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

     (a)  by mutual consent of Parent and the Company in a written instrument;

     (b)  by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c)  by Parent or the Company if the Effective Time shall not have occurred on or before the seven-month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Effective Time to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; provided, however, that if on such date each of the conditions set forth in Article VIII other than those set forth in Section 8.1(a), Section 8.1(c) or Section 8.1(e) has been fulfilled or is capable of being fulfilled, then such date shall be automatically extended to the nine-month anniversary of the date of this Agreement;

     (d)  (i) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach by Parent or Merger Sub of any of its covenants or agreements or any of its representations or warranties set forth in this Agreement, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a) or 8.2(b) of this Agreement, and which is not cured as promptly as practicable and in any case within thirty (30) days following written notice by the Company to Parent or by its nature or timing cannot be cured prior to the Closing Date; or

     (ii)  by Parent (provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained herein) if (A) there shall have been a breach by the Company of any of its covenants or agreements or any of its representations or warranties set forth in this Agreement, which breach, in any such case, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), 8.3(b) or 8.3(c) of this Agreement or (B) there shall have been a material breach (including any transfer or other disposition of any Company Securities in violation thereof) by any party to a Voting Agreement (other than Parent) of any of its respective covenants or agreements or any of its respective representations or warranties set forth in such Voting Agreement, and which, in the case of either of clause (A) or (B), is not cured as promptly as practicable and in any case within thirty (30) days following written notice by Parent to the Company or by its nature or timing cannot be cured prior to the Closing Date;

     (e)  by the Company if, prior to receipt of the Company Stockholder Approval and the Charter Amendment Approval, (A) the Company receives a Superior Proposal, (B) the Company shall have promptly (and in no event later than two calendar days, which shall include at least one Business Day, after forming such intention) notified Parent of its intention to terminate this Agreement pursuant to this Section 9.1(e), such notice to Parent to be in writing and to be accompanied by full details of the terms and conditions of such Superior Proposal, including the identity of the offeror, a complete copy of each agreement contemplated to be entered into by the Company or its Subsidiaries in connection with the Superior Proposal, and shall have otherwise complied with Section 7.3, (C) if requested by Parent within two Business

Days after receipt by Parent in writing of such full details of the terms and conditions of such Superior Proposal, the Company shall have negotiated and caused its respective financial and legal advisers to negotiate during the following five Business Day period with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms, and notwithstanding such negotiations and adjustments, the Board of Directors of the Company concludes, in its good faith judgment, that the transactions contemplated herein on such terms as adjusted, are not at least as favorable to the stockholders of the Company as such Superior Proposal and (D) the Board of Directors of the Company thereafter resolves to accept such Superior Proposal after having received and considered the advice of, and after consultation with, its independent, outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law; provided, that such termination under this Section 9.1(e) shall not be effective until the Company has made payment of the full fee required by Section 9.2(b)(i); and provided, further, that if Parent’s proposal under clause (C) is at least as favorable to the stockholders of the Company as the Superior Proposal, this Agreement shall promptly be amended to reflect such terms and the Company shall no longer have the right herein with respect to such original Superior Proposal;

     (f)  by Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, or modified or amended in any respect materially adverse to Parent, its approval or recommendation of this Agreement or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have failed to publicly affirm its approval or recommendation of this Agreement within 10 days of Parent’s request made after any Acquisition Proposal shall have been disclosed to the Company’s stockholders generally; or

     (g)  by Parent or the Company, if the stockholders of the Company fail to approve this Agreement upon a vote held at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement thereof), but subject, in the case of termination by the Company, to its obligation to make the payment required by Section 9.2(b), if applicable.

     Section 9.2 Effect of Termination. (a) In the event of termination of this Agreement by Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub or the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(c), 10.2, 10.6, 10.7 and this Section 9.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or out of intentional misconduct or fraud.

     (b)  The Company agrees to pay to Parent a fee equal to $25 million, by wire transfer of immediately available funds, if:

(i) the Company terminates this Agreement pursuant to Section 9.1(e);

(ii) Parent terminates this Agreement pursuant to Section 9.1(f), in which case $10 million of such fee shall be payable within two Business Days of such termination, and the remaining $15 million shall be payable on the earlier to occur of (A) the one-year anniversary of the termination date, or (B) the earlier of (x) the Company, directly or indirectly, entering into a definitive agreement for an Acquisition Transaction or (y) an Acquisition Transaction being consummated;

(iii) (A) the Company terminates this Agreement pursuant to Section 9.1(c) at a time when Parent would have been permitted to terminate this Agreement pursuant to Section 9.1(d)(ii) as a result of a willful or bad faith breach of any material covenant or agreement contained in this Agreement, (B) prior to such termination, an Acquisition Proposal (other than pursuant to this Agreement) shall have been disclosed publicly or to the Company that contemplates a direct or indirect consideration (implicit valuation) for the Company Securities (including the value of any stub equity) in excess of the aggregate Merger Consideration and (C) within 12 months following such termination, the Company, directly or indirectly, enters into a definitive agreement for an Acquisition Transaction or an Acquisition Transaction is consummated, which fee shall be payable immediately upon either event described in this clause (C), provided, that for purposes of this clause (C), the percentage in the definition of “Acquisition Transaction” (including as such definition relates to the definition of “Acquisition Proposal”) shall be thirty-three percent (33%) in lieu of twenty-five percent (25%) or fifteen percent (15%), as the case may be; or

(iv) this Agreement is terminated pursuant to Section 9.1(g), provided that (A) at the time of the Stockholder Meeting an Acquisition Proposal (other than pursuant to this Agreement) shall have been disclosed publicly or to the Company and (B) within 12 months of termination of this Agreement the Company, directly or indirectly, enters into a definitive agreement for an Acquisition Transaction or an Acquisition Transaction is consummated, which fee shall be payable immediately upon either event described in this clause (B), and provided, further, that for purposes of this Section 9.2(b)(iv) the percentage in the definition of “Acquisition Transaction” (including as such definition relates to the definition of “Acquisition Proposal”) shall be thirty-three percent (33%) in lieu of twenty-five percent (25%) or fifteen percent (15%), as the case may be.

     (c)  Subject to Section 9.2(a)(ii), each of Parent, Merger Sub and the Company agrees that any termination fee payable pursuant to Section 9.2(b) of this Agreement shall be the sole and exclusive remedy of Parent and Merger Sub upon termination of this Agreement pursuant to any provision requiring the payment of such fee.

     Section 9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented at the Stockholder Meeting by the stockholders of the Company; provided, however, that after adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

     Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Company Securities hereunder, other than as contemplated by this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

     Section 10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Closing except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Closing.

     Section 10.2 Expenses. Except as set forth in Section 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company.

     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

LendingTree, Inc.
11115 Rushmore Drive
Charlotte, NC 28277
Attention: Robert J. Flemma, Jr.
Senior Vice President and General Counsel
Telecopier: 704-540-2486

with copies to:

Kennedy Covington Lobdell & Hickman LLP
Hearst Tower
214 North Tryon Street
Charlotte, NC 28202
Attention: Sean M. Jones, Esq.
Telecopier: 704-331-7598

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Thomas A. Roberts, Esq.
Howard Chatzinoff, Esq.
Telecopier: 212-310-8007

and

(b) if to Parent or Merger Sub, to:

USA Interactive
152 West 57th Street
New York, NY 10019
Attention: General Counsel
Telecopier: (212) 314-7329

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrew J. Nussbaum, Esq.
Telecopier: (212) 403-2000

     Section 10.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     Section 10.5 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

     Section 10.7 Governing Law. (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

     (b)  Each Party irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

     (c)  To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

     (d)  Each Party waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each Party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 10.7.

     Section 10.8 Publicity. The initial press release concerning the Merger and the transactions contemplated hereby will be a joint release. Except as otherwise required by applicable law or the rules of Nasdaq, none of the Parties hereto shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld (provided that the consent of Parent shall be deemed to be the consent of Merger Sub). Prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent (which shall not be unreasonably withheld) issue or cause the publication of any press release or other public announcement with respect to any material developments in the business strategy of the Company and its Subsidiaries, except for any such press release or public announcement required by applicable law or the rules of Nasdaq (in which case the Company shall, to the extent practicable, consult with Parent prior to making such release or announcement).

     Section 10.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise provided in Sections 7.11 and 7.14, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

     Section 10.10 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached in any material respect. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. A Party is entitled to seek injunctive relief to prevent any breach and to enforce terms or provisions if such breach would serve as a basis of terminating this Agreement by such Party. The rights provided by this section are in addition to any other remedy to which the Parties are entitled at law or in equity including an action seeking damages.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

USA INTERACTIVE

By:	/s/ Daniel C. Marriott

Name: Daniel C. Marriott
Title: Senior Vice President

FOREST MERGER CORP.

By:	/s/ Daniel C. Marriott

Name: Daniel C. Marriott
Title: Senior Vice President

LENDINGTREE, INC.

By:	/s/ Douglas R. Lebda

Name: Douglas R. Lebda
Title: Chief Executive Officer and President